Exhibit 10.7

Non-Employee Director Compensation Program

(a) Initial Stock Option Grant. Each non-employee director will receive an option under the 2019 Stock Incentive Plan (the “2019 Plan”) to purchase 70,000 shares of Common Stock upon his or her initial election or appointment to the Board. Subject to the non-employee director’s continued service as a director, employee or consultant, the option will vest with respect to (i) 50% of the underlying shares on the earlier of (A) the first anniversary of the date of grant and (B) the date of the first annual meeting of stockholders of the Company held following the date of grant and (ii) the remaining 50% of the underlying shares on the earlier of (A) the second anniversary of the date of grant and (B) the date of the second annual meeting of stockholders of the Company held following the date of grant, and, in the event of a change in control of the Company, the vesting of the option will accelerate in full. The exercise price of the option will be equal to the fair market value of the Common Stock on the date of grant.

(b) Annual Stock Option Grant. Each non-employee director who has served on the Board for at least six months will receive a grant of an option under the 2019 Plan to purchase 35,000 shares of Common Stock on the date of each of the Company’s annual meetings of stockholders. Unless otherwise provided at the time of grant, subject to the non employee director’s continued service as a director, employee or consultant, the option will vest in full on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders held following the date of grant, and, in the event of a change in control of the Company, the vesting of the option will accelerate in full. The exercise price of the option will be equal to the fair market value of the Common Stock on the date of grant.

(c) Annual Fee; Reimbursement of Travel and Other Expenses. Each non-employee director will receive an annual fee of $40,000 relating to such director’s service on the Board. Each non-employee director will also receive an annual fee of $10,000 for serving on the Audit Committee, $10,000 for serving on the Compensation Committee and $5,000 for serving on the Nominating and Corporate Governance Committee of the Board. The chair of the Audit Committee will receive an additional annual fee of $10,000, the chair of the Compensation Committee will receive an additional annual fee of $10,000 and the chair of the Nominating and Corporate Governance Committee will receive an additional annual fee of $5,000. The chair of the Board will receive an additional annual fee of $30,000. If there is a lead director, the lead director will receive an additional annual fee of $15,000 if further approved by the Board. Each annual fee shall be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment shall be prorated for any portion of such quarter that the director was not serving on the Board, on such committee or in such position. Each non-employee director will also be reimbursed for reasonable travel and other expenses in connection with attending meetings of the Board and any committee on which he or she serves.